EXHIBIT 10.1

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”) is entered into by and between John M. Scheurer (“you”) and A.C. Corporation, a Delaware company (the “Company”) and will be effective as of March 21, 2005 (the “Effective Date”).

WHEREAS, the Company believes there is a possibility of one or a series of transactions related to strategic alternatives for Allied Capital Corporation’s (“Allied”) commercial real estate assets, which may include a sale of the majority of Allied’s commercial real estate finance business (the “CRE Business”) (“Transaction”) to a person or entity other than Allied (“Acquirer”);

WHEREAS you are employed by A. C. Corporation in which your responsibilities primarily relate to the management of Allied’s CRE Business;

WHEREAS, the Company wants to reduce any distraction that the possibility of a Transaction may cause due to uncertainty regarding its impact on your employment and to ensure that you have an incentive to continue to satisfactorily and fully perform your job duties;

WHEREAS, the Company wants to ensure that you receive certain benefits if you are not hired by the Acquirer;

WHEREAS, the Company wants to ensure that you receive benefits in the event your employment ends, without Cause (as defined in section 1(h) below), within the 12-month period following the Transaction;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. TRANSACTION CONDITIONS

(a) If there is a Transaction and either you remain employed by the Company through the date of the Transaction or the Company terminates your employment without Cause prior to the Transaction, the Company will pay you a one time, lump sum bonus in the amount of $500,000, less applicable taxes and withholdings, under the conditions set forth in the following sentence (“Company Retention Bonus”). The Company will pay the Company Retention Bonus within 15 days after the closing date of the Transaction, provided that you have delivered to the Company a signed Release in accordance with section 1(g) below.

(b) If there is a Transaction and you remain employed by the Company through the date of the Transaction, and are hired and either remain employed by the Acquirer for at least 90 days following the Transaction or are terminated by the Acquirer without Cause as defined in section 1(h) below during such 90-day period, the Company will pay you a one time, lump sum bonus in the amount of $500,000, less applicable taxes and withholdings, under the conditions set forth in the following sentence (“Acquirer Retention Bonus”). After the expiration of the above 90-day period, the Company will pay the Acquirer Retention Bonus within 10 days following your delivery to the Company of a signed Release in accordance with section 1(g) below and, if requested by the Company, evidence establishing that either you have been employed by the Acquirer for the 90 days following the Transaction or that the Acquirer terminated your employment other than for Cause during such 90-day period.

(c) If there is a Transaction and you remain employed by the Company through the date of the Transaction and within sixty (60) days after the date of the Transaction the Acquirer does not offer to employ you at a base salary of at least $750,000 and you do not accept employment with the Acquirer on other terms, then you shall be entitled to a lump sum payment of $1,200,000, less applicable taxes and withholdings, under the conditions set forth in the following sentence (“Transaction Payment”). After the expiration of the above sixty (60) day period, the Company will pay this Transaction Payment within 10 days following your delivery to the Company of a signed Release in accordance with section 1(g) below and if requested by the Company, appropriate documentation from the Acquirer confirming your employment status with the Acquirer.

(d) If there is a Transaction and you remain employed by the Company through the date of the Transaction and the Acquirer offers you employment with the Acquirer within sixty (60) days of the date of the Transaction and you accept but within twelve (12) months of the date you are hired by the Acquirer, the Acquirer terminates your employment without Cause, then you shall be entitled to lump sum payment of an amount of $1,200,000, less applicable taxes and withholdings, under the conditions set forth in the following sentence (“Separation Payment”). The Company will pay this Separation Payment 10 days following your delivery to the Company of a signed Release in accordance with section 1(g) below and evidence establishing that the Acquirer terminated your employment without Cause.

(e) If there is a Transaction and you remain employed by the Company through the date of the Transaction and the Acquirer offers and you accept employment with the Acquirer but the Acquirer pays you annual cash compensation below $1,200,000 for the twelve (12) month period beginning the date you are hired by the Acquirer, then you shall be entitled to a one time lump sum payment of the difference between $1,200,000 and the amount paid to you by the Acquirer, less applicable taxes and withholdings, under the conditions set forth in the following sentence (“Differential Payment”). The Company will pay this Differential Payment 10 days following your delivery to the Company a signed Release in accordance with section 1(g) below, and if requested by the Company, evidence demonstrating that the Acquirer paid you less than or reduced the amount of your annual cash compensation. If you subsequently become eligible for a Separation Payment under section 1(d), the amount of your Separation Payment will be reduced by the amount of any Differential Payment that you had received.

(f) If there is a Transaction and you satisfy the conditions necessary to receive either the Acquirer Retention Bonus or the Transaction Payment, the Company will pay you an additional one time, lump sum payment of $600,000, less taxes and withholdings, on the day you receive either the Acquirer Retention Bonus or the Transaction Payment, as applicable (“Supplemental Payment”). You will receive the Supplemental Payment subject to and in accordance with the conditions set forth in section 1(b) or 1(c) as applicable, including but not limited to the requirements of section 1(g).

(g) In order to receive either a Company Retention Bonus, an Acquirer Retention Bonus, a Transaction Payment, a Separation Payment, a Differential Payment, or a Supplemental Payment in accordance with Subsections 1(a)-(f) above respectively, you must sign a release of any and all claims against Allied, the Company and any affiliated entities in a form substantially similar to that attached hereto as Attachment A, but modified by the Company as necessary to give it the same legal effect on the date it is signed as if would have if were signed on the Effective Date (“Release”). If you fail to return to the Company a signed copy of the Release within forty-five days of receiving it, you will not be entitled to any payment under this Section 1.

(h) For all purposes under this Agreement, Cause shall mean:

(1)	an act or omission by you that constitutes gross misconduct, moral turpitude or fraud; or

(2) a conviction of, or a plea of “guilty” or “no contest” to, a felony.

2. EMPLOYMENT STATUS

This Agreement does not create a contract of employment for any period and your employment will continue only so long as it is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time for any reason with or without notice provided, however, that you shall be entitled to the amounts set forth in Sections 1(a), 1(b) and 1(c) if you are (i) terminated by the Company without Cause prior to a Transaction occurring, and (ii) you deliver to the Company a signed Release in accordance with section 1(g) below. Such amounts are to be paid in a lump sum 15 days after you have delivered the signed Release to the Company. If the Company terminates your employment without Cause prior to a Transaction, or, if after a Transaction occurs, you are not hired by the Acquirer within sixty (60) days after the date of the Transaction, then the Company will waive any restriction on any potential Acquirer soliciting you for employment with any potential Acquirer.

3. CONFIDENTIALITY

You agree that (i) this Agreement is confidential and that you have not and will not disclose, either directly or indirectly, to anyone the existence, nature or terms of this Agreement, except as may be required by law, as necessary to enforce this Agreement or, upon obtaining their agreement to keep this information confidential, to your spouse, counsel, or tax advisor or preparer, (ii) any information with respect to the Transaction is confidential, including information with respect to the existence of a Transaction, the nature of any Transaction or the specific terms and conditions of any Transaction, and that you have not and will not, either directly or indirectly, disclose to anyone any such information, except as may be required by law or unless such information has already become public knowledge without any direct or indirect involvement by you, and (iii) notwithstanding the involvement of an Acquirer in any Transaction, unless authorized by Allied or the Company and, to your good faith belief, in the best interests of Allied and the Company, you have not and will not, either directly or indirectly, discuss, negotiate or otherwise communicate, whether orally or in writing, with any Acquirer or any potential Acquirer, whether now known or otherwise regarding (A) the existence of a Transaction, the nature of any Transaction or the specific terms and conditions of any Transaction, or (B) so long as you are employed by the Company, your employment or engagement, either directly or indirectly, including as an independent contractor or otherwise, by such Acquirer or potential Acquirer prior to, during or following the consummation of any Transaction. You agree that you shall be responsible for any breach of the foregoing by your spouse, your counsel, your tax advisor or preparer.

This confidentiality provision is an essential part of the consideration for the Company to enter this Agreement and that any violation of the foregoing terms shall be considered a material breach of this Agreement by you. If you breach this section, you will immediately cease to be eligible to receive any payments under this Agreement and you agree to reimburse the Company for any payments you had previously received under this Agreement, along with any costs and attorneys’ fees incurred by the Company to obtain reimbursement. If the Company violates any of its obligations under this Agreement, the Company agrees to reimburse you for any costs and attorneys’ fees incurred by you in seeking to enforce this Agreement.

4. DISPUTE RESOLUTION

You and the Company agree that arbitration in accordance with the Federal Arbitration Act and the Dispute Resolution Procedures set forth in Attachment B to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to your employment or this Agreement, except (1) for workers’ compensation and unemployment claims; and (2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury; and (3) any disputes arising out of or relating to Section 3 of this Agreement; and (4) any claims arising from or relating to your Confidentiality Agreement. Injunctive relief may be sought only from any court of competent jurisdiction located in the District of Columbia and you consent to personal jurisdiction in such court.

5. NATURE OF AGREEMENT

This Agreement constitutes the entire agreement between you and the Company regarding the subjects covered herein, and supercedes all prior agreements and understandings between you and the Company regarding the subjects covered herein. In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and the Chief Executive Officer. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Regardless of the choice of law provisions of any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the District of Columbia. This Agreement shall be binding on the Company’s successors and assigns and on you, your heirs and personal representatives. This Agreement shall expire if there is no Transaction on or before June 30, 2005 and you shall not be entitled to any payments or other benefits provided under this Agreement. Neither party may assign this Agreement, either voluntarily or involuntarily, without the prior written consent of the other. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily. Nothing in this Agreement changes the at-will nature of your employment.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

A.C. Corporation

_/s/ John M. Scheurer	By:/s/ Diane Murphy

John M. Scheurer	Diane Murphy Executive Vice President

Date: March 21, 2005	Date: March 21, 2005

Attachment A

Sample Form Only That
May Be Modified By the Company
Consistent with Section 1(g) of Retention Agreement

General Release and Waiver of All Claims

John M. Scheurer (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of your Retention Agreement, reserved for other exceptions as applicable, that became effective      .

1. RELEASE.

You hereby release and forever discharge A.C. Corporation and Allied Capital Corporation and any of their former or current subsidiaries, portfolio companies, parents and affiliates, and each and every one of their former or current directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2. WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); other state, local, and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3. NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have forty-five (45) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that forty-five day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4. RETURN OF PROPERTY.

You hereby affirm that you have returned to the Company all documents, records, customer/client lists, data, or other non-public information that is recorded in any manner and was furnished to you or produced by you in connection with your employment, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment. You also affirm that you have returned all Company property and equipment, including but not limited to computers, PDAs, and cell phones. Further, you affirm that you will not make any attempts to access any Company data after your final day of employment.

5. REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Company’s Board of Directors must receive written notice before the end of the seven-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Retention Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, you have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

John M. Scheurer	Date

Attachment B

DISPUTE RESOLUTION PROCEDURES

The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to be resolved in accordance with the following procedures (“Procedures”):

A.	The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

B.	If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

C.	If the mediation does not resolve the dispute to the satisfaction of each of the parties and either party wishes to pursue the issue, such party shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association or such other arbitration firms as agreed and select by alternately striking names. The arbitration will be conducted consistent with American Arbitration Association’s National Rules for Resolution of Employment Disputes (“Rules”) that are in effect at the time of the arbitration. If there is any conflict between those Rules and the Procedures, the Procedures will govern. The arbitrator shall have authority to decide whether the conduct complained of under Section A above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole, and the conclusions of law and any remedy must be provided for by and consistent with the laws of the District of Columbia and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator’s fee. Any award that may result from such arbitration may be confirmed into a judgment from a court of competent jurisdiction in the District of Columbia and enforced in accordance with applicable law.